                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                               NTL INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   [NTL LOGO]
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                            ------------------------

                              PROXY STATEMENT AND
                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1998
                            ------------------------

     The Annual Meeting of Stockholders of NTL Incorporated (the "Company") will be held at 10:45 a.m., local time, on Wednesday, June 3, 1998, at The Waldorf Astoria Hotel, fourth floor, Park Avenue Center/North, located at 301 Park Avenue, New York, New York 10022, for the following purposes:

        1.  To elect three directors to the Board of Directors.

        2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year ending December 31, 1998.

        3. To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 14, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the meeting. The transfer books will not be closed. A list of the stockholders entitled to vote at the meeting will be located at the Company's principal executive offices, 110 East 59th Street, New York, New York 10022, at least ten days prior to the meeting and will also be available for inspection at the meeting.

     A copy of the Annual Report for 1997 is being mailed together with this proxy material.

     It is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting, please execute the enclosed proxy and return it promptly in the accompanying postage-paid envelope. Submitting this executed proxy will not preclude your right to revoke it and to vote in person at the meeting.

                                         By order of the Board of Directors,

                                             RICHARD J. LUBASCH
                                                 Secretary
New York, New York
April 28, 1998

                                NTL INCORPORATED
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 1998

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement sets forth certain information with respect to the accompanying proxy proposed to be used at the Annual Meeting of Stockholders of NTL Incorporated (the "Company" or "NTL"), or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors of the Company solicits this proxy and urges you to sign the proxy, fill in the date, and return it immediately to the Secretary of the Company. The prompt cooperation of the stockholders is necessary in order to ensure a quorum and to avoid expenses and delay.

     Holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on April 14, 1998, will be entitled to vote at the meeting. At the close of business on April 14, 1998, 32,311,367 shares of Common Stock were outstanding and entitled to vote at the meeting. Each share of Common Stock is entitled to one vote.

     The proxy is revocable on written instructions, including a subsequently received proxy, signed in the same manner as the proxy, and received by the Secretary of the Company at any time at or before the balloting on the matter with respect to which such proxy is to be exercised. If you attend the meeting you may, if you wish, revoke your proxy by voting in person. This proxy statement and the accompanying proxy materials are being mailed to stockholders on or about April 28, 1998.

     The meeting will be held at 10:45 a.m., local time, on Wednesday, June 3, 1998, at The Waldorf Astoria Hotel, fourth floor, Park Avenue Center/North, located at 301 Park Avenue, New York, New York 10022.

     All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by mail, telephone or facsimile, by current and former directors, officers and other employees of the Company, but the Company will not pay any compensation for such solicitations. In addition, the Company has agreed to pay D.F. King & Co., Inc. a fee of $4,000, plus reasonable expenses, for proxy solicitation services. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

                        SECURITY OWNERSHIP OF PRINCIPAL

                          STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 10, 1998, by (i) each executive officer and director of the Company, (ii) all directors and executive officers as a group (iii) stockholders holding 5% or more of the Company's Common Stock.

                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                              -----------------------------------------------------
                                                            PRESENTLY
                                                           EXERCISABLE
     EXECUTIVE OFFICERS, DIRECTORS AND         COMPANY     OPTIONS AND
           PRINCIPAL STOCKHOLDERS               STOCK      WARRANTS (1)      TOTAL      PERCENT (2)
     ---------------------------------         -------     ------------      -----      -----------
J. Barclay Knapp............................    140,932     1,686,112      1,827,044        5.38%
George S. Blumenthal (3)....................    114,126     1,699,955      1,814,081        5.34
Richard J. Lubasch (4)......................     23,279       230,796        254,075           *
Leigh Costikyan Wood........................        695       130,889        131,584           *
Gregg Gorelick..............................     41,426        45,130         86,556           *
John F. Gregg...............................        800       112,666        113,466           *
Thomas S. DellaRocco (5)....................      4,755       195,888        200,643           *
Steven L. Wagner............................         --        97,333         97,333           *
Hamid R. Heidary............................      2,500       110,666        113,166           *
Ted H. McCourtney (6).......................     85,120        58,808        143,928           *
Del Mintz (7)...............................    487,725        58,808        546,533        1.69
Sidney R. Knafel (8)........................  1,847,317       368,743      2,216,060        6.78
Alan J. Patricof (9)........................      7,227        58,808         66,035           *
Warren Potash...............................      1,389        58,808         60,197           *
Michael S. Willner (10).....................    553,088       350,800        903,888        2.77
All directors and officers as a group (15 in
  number)...................................  3,310,379     5,264,210      8,574,589       22.83
General Electric Investment Corporation
  (11)......................................  2,796,276            --             --        8.66
G.E. Investment Management Incorporated
  (11)......................................    732,290            --             --        2.27
  3003 Summer Street
  Stamford, CT 06904
Ronald Baron (12)...........................  3,104,431            --             --        9.61
Baron Capital, Inc. (12)
  767 Fifth Avenue
  New York, NY 10153
The Capital Group Companies, Inc. (13)......  1,972,600            --             --        6.11
  333 South Hope Street
  Los Angeles, CA 90071
Hyder plc (14)..............................  1,950,000            --             --        6.04
  Swalec Head Offices
  Newport Road
  St. Mellons, Cardiff
  South Glamorgan, Wales CF3 9XW
Neuberger & Berman LLC (15).................  1,661,748            --             --        5.15
  605 Third Avenue
  New York, NY 10158

                                                   (footnotes on following page)

---------------

   * Represents less than one percent.

 (1) Includes shares of Common Stock purchased upon the exercise of options which are exercisable or become so in the next 60 days ("Presently Exercisable Options"). Of the options and warrants shown in the table above, (a) 435,584 options were assumed by NTL in the Merger, having a weighted average exercise price of $1.62 per share; (b) 4,675,065 options are employee and non-employee director options that have been issued by NTL under the 1993 Employee Stock Option Plan, the 1993 Non-Employee Director Stock Option Plan or certain other stock option agreements, having a weighted average exercise price of $13.61 per share; and (c) 619,870 are NTL seven-year warrants that were issued pursuant to certain non-competition agreements having an exercise price of $5.57 per share.

 (2) Includes Common Stock and Presently Exercisable Options and Warrants.

 (3) Includes 2,112 shares of Common Stock owned by trusts for the benefit of Mr. Blumenthal's children.

 (4) Includes 111 shares of Common Stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership.

 (5) Includes 133 shares of Common Stock owned by Mr. DellaRocco's wife and 76 shares of Common Stock owned by Mr. DellaRocco's son.

 (6) Includes 74,073 shares of Common Stock held by a partnership in which Mr. McCourtney is a general partner and 556 shares of Common Stock held by trusts for the benefit of Mr. McCourtney's children, as to which shares Mr. McCourtney disclaims beneficial ownership.

 (7) Includes 39,181 shares of Common Stock owned by Mr. Mintz's children or by Mr. Mintz's children as trustees for their children and 25 shares owned by Mr. Mintz's wife, as to which shares Mr. Mintz disclaims beneficial ownership.

 (8) Includes 32,804 shares of Common Stock owned by Mr. Knafel's wife and 754,134 shares of Common Stock owned by a trust account for the benefit of children of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership. Includes 30,100 shares owned by a corporation directly and 2,500 shares owned by a trust, as to which Mr. Knafel disclaims beneficial ownership. An additional 78,581 shares are owned by an adult child of Mr. Knafel , as to which shares Mr. Knafel disclaims beneficial ownership.

 (9) Includes 69 shares of Common Stock owned by Mr. Patricof's wife and 268 shares owned by, or in trust for the benefit of, Mr. Patricof's children, as to which shares Mr. Patricof disclaims beneficial ownership.

(10) Includes 117,667 shares of Common Stock held by a trust account for the benefit of Mr. Willner's children, as to which shares Mr. Willner disclaims beneficial ownership.

(11) Based solely upon Schedule 13-G (Amendment No. 2), dated February 13, 1998, filed by General Electric Investment Corporation and GE Investment Management Incorporated with the Securities and Exchange Commission (the "SEC").

(12) Based solely upon Schedule 13-G, dated April 27, 1998, filed by Baron Capital, Inc. and Ronald Baron with the SEC.

(13) Based solely upon Schedule 13-G (Amendment No. 2), dated February 11, 1998, filed by The Capital Group Companies, Inc. with the SEC.

(14) Based solely upon Schedule 13-D, dated December 19, 1996, filed by Hyder plc with the SEC.

(15) Based solely upon Schedule 13-G, dated February 17, 1998, filed by Neuberger & Berman LLC with the SEC.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities file with the SEC, and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by the SEC's regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended

December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that in the case of Sidney R. Knafel, a filing reporting a transaction made in 1997 was inadvertently not made when required in 1997, but instead was made in April of 1998.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

ELECTION OF DIRECTORS

     Pursuant to the Company's Restated Certificate of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of directors with overlapping three year terms. One class of directors is to be elected each year with terms expiring on the third succeeding annual meeting after such election. The terms of three directors expire this year. Accordingly, at the meeting, three directors will be elected to serve for a three year term and until their successors shall have been elected and qualified. Unless otherwise indicated on any proxy, the proxy holders intend to vote the shares it represents for each of the nominees whose biographical sketches appear in the section immediately following. Each of the nominees are now serving as directors of the Company and were previously elected by the stockholders of the Company. The proxies cannot be voted for a greater number of persons than the number of nominees named.

     The election to the Board of Directors of each of the nominees identified in this Proxy Statement will require the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote. In tabulating the vote, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
         VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE
                       NOMINEES IDENTIFIED FOR REELECTION

     The votes applicable to the shares represented by proxies in the accompanying form will be cast in favor of the three nominees below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

     The nominees and continuing directors of the Company were elected by the Company's stockholders in 1995, 1996 and 1997, as applicable. The continuing directors will serve for the terms indicated and until their successors are duly elected and qualified.

               PRESENT DIRECTORS WHO ARE NOMINEES FOR REELECTION

                                                      POSITION
NAME                                  AGE    (PROPOSED TERM AS DIRECTOR)
----                                  ---    ---------------------------
Sidney R. Knafel..................    67     Director (2001)
Ted H. McCourtney.................    59     Director (2001)
Del Mintz.........................    70     Director (2001)

               CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                                      POSITION
NAME                                  AGE        (TERM AS DIRECTOR)
----                                  ---        ------------------
George S. Blumenthal..............    54     Director, Chairman of the
                                             Board and Treasurer (1999)
J. Barclay Knapp..................    41     Director, President, Chief
                                             Executive Officer, and
                                             Chief Financial Officer
                                             (1999)
Michael S. Willner................    46     Director (1999)
Alan J. Patricof..................    63     Director (2000)
Warren Potash.....................    66     Director (2000)

     Additional information as of April 14, 1998 regarding the two nominees for election as directors and the continuing directors and information regarding executive officers of the Company is as follows:

NOMINEES

     Sidney R. Knafel, a director of the Company since its formation, has been Managing Partner of SRK Management Company, a private investment company, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., Cellular Communications International, Inc. ("CCII") and CoreComm Incorporated ("CoreComm") and some privately owned companies.

     Ted H. McCourtney, a director of the Company since its formation, is a General Partner of Venrock Associates, a venture capital investment partnership, a position he has held since 1970. Mr. McCourtney also serves as a director of MedPartners Inc., Visual Networks, Inc. and several privately owned companies.

     Del Mintz, a director of the Company since its formation, is President of Cleveland Mobile TeleTrak, Inc. and Cleveland Mobile Radio Sales, Inc. and Ohio Mobile TeleTrak, Inc., companies providing telephone answering and radio communications services in Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessor of these companies since 1967. Mr. Mintz is President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before such company was acquired by merger with CCI's predecessor in 1985. Mr. Mintz is also a director of CCII, CoreComm and several privately owned companies.

CONTINUING DIRECTORS

     George S. Blumenthal, has been Chairman, Treasurer and a director of the Company since its formation and a director of OCOM Corporation, now a subsidiary of the Company ("OCOM") since its inception in 1990, as well. Mr. Blumenthal was also Chief Executive Officer of the Company until October 1996. Mr. Blumenthal was President of Blumenthal Securities, Inc. (and its predecessors), a member firm of The New York Stock Exchange, from 1967 until 1992. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications, Inc. ("CCI"), which positions he held since CCI's founding in 1981 until its merger in August 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger"). Mr. Blumenthal is Chairman and a director of CoreComm and is also a director of Andover Togs, Inc.

     J. Barclay Knapp, is the President, Chief Executive Officer, Chief Financial Officer and a director of the Company and has held these positions since its formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer. Mr. Knapp has also held these positions at OCOM since its inception in 1990, with the exception that he was the Executive Vice President from 1990 until April 1993, when he was appointed President. In addition, Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CCI, until the CCI Merger. Mr. Knapp is Executive Vice President, Chief Operating Officer and a director of CCII and also holds the position of President, Chief Executive Officer and director of CoreComm.

     Alan J. Patricof, a director of the Company since its formation, is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof also serves as a director CCII, CoreComm and other privately owned companies.

     Warren Potash, has been a director of the Company since its formation. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he had held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of CCII and CoreComm.

     Michael S. Willner, a director of the Company since October 1993, has served as President and Chief Operating Officer of Insight Communications Company, L.P. since 1985. Mr. Willner is currently President of Insight Communications, Inc., a position he has held since 1985. Mr. Willner is also a director of C-Span and the National Cable Television Association.

EXECUTIVE OFFICERS OTHER THAN DIRECTORS

     Richard J. Lubasch, 51, has been the Company's Senior Vice
President-General Counsel and Secretary since its formation and has held these positions at OCOM since its inception in 1990. Mr. Lubasch was Vice President-General Counsel and Secretary of CCI from July 1987 until the CCI Merger. Mr. Lubasch is also Senior Vice President-General Counsel and Secretary of CCII and CoreComm, as well as Treasurer of CCII.

     Leigh Costikyan Wood, 40, has been the Company's Senior Vice President since October 1996 and is the Chief Operating Officer of the Company's U.K. operations. From April 1993 until the CCI Merger, Ms. Wood had been the Chief Executive Officer of a Joint Venture between CCI and AirTouch. From 1982 until 1984, she was Deputy Chief Financial Officer of General Atlantic Corp., a private investment firm. Previously, she was employed by Peat Marwick Mitchell & Co. Ms. Wood had been Vice President-Operations of CCI from 1984 until the CCI Merger.

     Gregg Gorelick, 39, has been the Company's Vice President-Controller since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President-Controller of CCI from 1986 until the CCI Merger. He also holds that position at CCII and CoreComm.

     John F. Gregg, 34, has been the Company's Vice President of Corporate Development since August of 1996. Mr. Gregg joined the Company in 1994 as Managing Director of Corporate Development. He is Vice Chairman and a director of Virgin Net, a joint venture between the Company and Virgin Communications Group. Prior to his employment by the Company, Mr. Gregg was employed by Golder, Thoma & Cressey, a venture capital firm.

     Thomas S. DellaRocco, 40, is the Company's Vice President-Construction and Group Director of Network Services of the Company's U.K. operations. Mr. DellaRocco joined the Company in 1993 as Group Director and head of Construction and Planning. Mr. DellaRocco has been a Vice President of the Company since June 1994. Previously, Mr. DellaRocco held positions in the CCI/AirTouch joint venture as Vice President of Network Services (1991), Vice President of Technical Operations (1989) and Project Manager (1987).

     Steven L. Wagner, 46, is the Company's Vice President-Consumer Services and is Group Managing Director of the National Media Services division in the Company's U.K. operations. Mr. Wagner joined the Company in February 1994 as Group Director of Consumer Services of the Company's U.K. operations and was appointed Vice President-Consumer Services of NTL in June 1994. Mr. Wagner has spent the past fifteen years in consumer and business related activities. Most recently, Mr. Wagner served as Vice President, Eastern Region for the Walt Disney Company's premium television service, the Disney Channel.

     Hamid R. Heidary, 41, is the Company's Vice President-Network Services Operations in the Company's U.K. operations. Mr. Heidary joined the Company in 1993 and has served as the Group Managing Director of the Company's U.K. operations and had been Group Director of Network Services. Mr. Heidary was first appointed as a Vice President of the Company in June 1994. Mr. Heidary has spent over fifteen years in various technical roles within the cable television and communications industry. Prior to joining the Company, Mr. Heidary held the position of Vice President of Engineering at C-COR Electronics, Inc. of Pennsylvania, USA.

     Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During calendar 1997, ten meetings (including regularly scheduled and special meetings) of the Board of Directors of the Company were held. The Board of Directors has a compensation and option committee and an audit committee. Messrs. Knafel, McCourtney and Mintz serve as members of the Board of Directors' compensation and option committee and Messrs. Mintz, Patricof and Potash serve as members of the Board of Directors' audit committee. The compensation and option committee reviews and makes recommendations regarding annual compensation for Company officers and the audit committee oversees the Company's financial reporting process on behalf of the Company's Board of Directors. During calendar year 1997, the compensation and option committee held two meetings and the audit committee held one meeting. No director during 1997 attended fewer than 78% of the meetings of the Board of Directors of the Company and committee meetings of the Board of which he was a member. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board and the committees. In addition, as of December 31, 1997, Messrs. Knafel, McCourtney, Mintz, Patricof, Potash and Willner have each been granted options at the fair market value on the date of grant to purchase an aggregate of 46,166 shares of Common Stock at a weighted average price of $12.38 per share. In addition, Messrs. Knafel, McCourtney, Mintz, Patricof and Potash have each been granted options from OCOM at the fair market value on the date of grant to purchase an aggregate of 17,943 shares of Common Stock at a weighted average price of $2.28 per share. Directors who are not officers are paid a fee of $500 for each Board of Directors meeting and committee meeting that they attend.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

POLICY

     The Compensation and Option Committee of the Board of Directors (the "Committee") has the responsibility for the design and implementation of the Company's executive compensation program. The Committee is composed entirely of non-employee directors.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to shareholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of an executive's aggregate compensation to the appreciation in the Company's stock price. In addition, executive bonuses are linked to the achievement of operational goals and therefore relate to shareholder return. The overall objective of this strategy is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and shareholder interests through equity-based compensation, thereby seeking to enhance the Company's profitability and shareholder value.

     Each year the Committee conducts a review of the Company's executive compensation to determine the appropriate level and forms of compensation. Such review permits an annual evaluation of the link between the Company's performance and its executive compensation.

     In assessing compensation levels for the named executives, the Committee recognizes the fact that certain executives have participated in the development of the Company (and its predecessors) from its earliest stages, and have produced significant long-term value for shareholders over the course of the Company's existence. In determining the annual compensation for the Chief Executive Officer, the Committee uses the same criteria as it does for the other named executives.

BASE SALARY AND BONUS

     In furtherance of the Company's incentive-oriented compensation goals set forth above, cash compensation (annual base salary and bonus) is generally set below levels paid by comparable sized telecommunications companies and is supplemented by equity-based option grants. With respect to 1997, the aggregate annual base salary for the named executive officers increased by approximately $427,700 from 1996 levels. The 1997 base salary for the Chief Executive Officer of the Company was raised by $132,500 to $270,000. Prior to the CCI Merger, Mr. Knapp received most of his salary from CCI, the cost of which was indirectly paid by the Company (See footnote (1) to Summary Compensation Table). As a result of the CCI Merger, the amount of their salary paid directly rather than indirectly, has now increased.

STOCK OPTIONS

     Under the Company's stock option plan, stock options were granted to certain Company executive officers during 1997. Information with respect to such option grants to the named executive officers is set forth in the "Option Grants Table."

     Stock options are designed to align the interest of executives with those of shareholders. The options generally are granted at an exercise price equal to the market price of the Common Stock on the date of grant and vest over a period of five years. Accordingly, the executives are provided additional incentive to create shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

     In determining individual option grants, the Committee takes into consideration the number of options previously granted to that individual, the amount of time and effort dedicated to the Company during the preceding year and expected commitment to the Company on a forward-looking basis. The Committee also strives to provide each option recipient with an appropriate incentive to increase shareholder value, taking into consideration their cash compensation levels.

     In 1994, 1996 and 1997, Mr. Knapp did not receive an option grant and in 1995 Mr. Knapp received an option to purchase 266,667 shares of Common Stock with an exercise price of $22.88 (the fair market value of the Common Stock on the date of grant adjusted to reflect the Stock Split). Mr. Knapp now owns 140,932 shares of Common Stock and holds options to purchase an additional 1,739,446 shares. The Committee believes that the equity interests in the Company held by the named executive officers, including Mr. Knapp, represent a significant incentive to increase overall shareholder value.

COMPENSATION DEDUCTION CAP POLICY

     In 1996, the Company's stockholders approved an amendment to the Company's stock option plan to, among other things, comply with the requirements regarding non-deductibility of compensation in excess of $1 million under sec.162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Any compensation realized from the exercise of such stock options granted at fair market value as of the date of grant thus would generally be exempt from the deduction limitations under sec.162(m) of the Code. Other annual compensation, such as salary and bonus, is not expected to exceed $1 million per executive.

                            THE COMPENSATION AND OPTION COMMITTEE
                            Sidney R. Knafel
                            Ted H. McCourtney
                            Del Mintz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the members of the Compensation and Option Committee were Sidney R. Knafel, Ted H. McCourtney and Del Mintz.

     The Company has entered into a Non-Competition Agreement with Mr. Knafel which prohibits Mr. Knafel from entering into a competitive business in the United Kingdom for a period expiring in October 1998. Under the terms of such agreement, the Company is entitled to an injunction against any violation or threatened violation of the Agreement. Mr. Knafel has received warrants to purchase 309,935 shares of Common Stock which are currently exercisable in consideration of his agreement not to compete.

GENERAL

     The following table discloses compensation received by the Company's Chief Executive Officer, the Company's former Chief Executive Officer who resigned in October 1996 and the four other most highly paid executive officers for the three years ended December 31, 1997.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                               ANNUAL COMPENSATION                    AWARDS
                                  ----------------------------------------------   ------------
                                                                    OTHER ANNUAL   COMMON STOCK
                                                         BONUS      COMPENSATION    UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR   SALARY ($)       ($)          ($)(3)       OPTIONS(#)    COMPENSATION(4)
  ---------------------------     ----   ----------      -----      ------------   ------------   ---------------
J. Barclay Knapp (2)............  1997    270,000        --            --             --              12,734
  President, Chief Executive      1996    137,500       325,000        --             --               3,000
  Officer and Chief Financial     1995     50,000       100,000        --            266,667          --
  Officer

George S. Blumenthal (2)........  1997    270,000            --        --             --              12,734
  Chairman and Treasurer          1996    137,500       170,000        --             --               3,000
                                  1995     55,000        --            --            266,667          --

Leigh C. Wood...................  1997    225,000       149,500       331,800(a)      75,000          --
  Senior Vice President and       1996     83,700        62,100        --            125,000          --
  Chief Operating Officer of      1995      --           --            --             --              --
  U.K. Operations

Steven L. Wagner................  1997    195,700       100,100       216,200(b)      35,000           2,500
  Vice President -- Marketing     1996    186,000        84,600        98,400(c)      50,000           2,500
                                  1995    168,000        70,000       140,200(d)      33,333              --

Hamid R. Heidary................  1997    195,700        95,600       147,700(e)      35,000           2,500
  Vice President -- Operations    1996    184,000        84,600        82,500(f)      50,000           2,500
                                  1995    159,000        68,600        79,200(g)      33,333              --

---------------

(1) Through August 1996, officers and other employees of CCI provided management, financial and legal services to the Company. Amounts charged to the Company for these services consisted of salaries and indirect costs allocated to NTL. For the years ended December 31, 1996 and 1995, CCI charged the Company approximately $1,194,000 and $1,644,000, respectively. In August 1996, officers and other employees of the Company began providing management, financial and legal services to Cellular Communications International, Inc. ("CCII") and CoreComm Incorporated ("CoreComm"). In 1997 and 1996, the Company charged CCII and CoreComm $871,000 and $351,000 and $1,492,000 and $200,000, respectively, which included salaries and indirect costs. In the opinion of management of the Company, the above allocations are reasonable. Through August 1996, Messrs. Blumenthal and Knapp also received salaries from CCI. Through August 1996, Ms. Wood received her entire salary from CCI.

(2) In October 1996, Mr. Blumenthal resigned as Chief Executive Officer of the Company and Mr. Knapp was appointed Chief Executive Office of the Company.

(3) Other annual compensation reflects perquisites, such as relocation expenses and housing, travel, professional fee and car and fuel allowances, including:

        (a) housing allowance of $162,900 and relocation expense of $122,331.
        (b) housing allowance of $120,800.
        (c) housing allowance of $85,400.
        (d) housing allowance of $120,300.
        (e) housing allowance of $74,600.
        (f) housing allowance of $70,800.
        (g) housing allowance of $65,100.

(4) All Other Compensation reflects the Company's match of employee contributions to a 401(k) plan.

OPTION GRANTS TABLE

     The following table provides information on stock option grants during 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                       ------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                       NUMBER OF    % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                                       SECURITIES    OPTIONS                              STOCK PRICE APPRECIATION FOR
                                       UNDERLYING   GRANTED TO   EXERCISE                        OPTION TERM(2)
                                        OPTIONS     EMPLOYEES     OR BASE                 -----------------------------
                                        GRANTED     IN FISCAL      PRICE     EXPIRATION      5%($)            10%($)
NAME                                     (#)(1)        YEAR      ($/SHARE)      DATE        $39.91            $63.55
----                                   ----------   ----------   ---------   ----------     ------            ------
J. Barclay Knapp.....................        --          --           --            --            --                --
George S. Blumenthal.................        --          --           --            --            --                --
Leigh C. Wood........................    75,000        4.91%       24.50      06/05/07     1,155,750         2,928,750
Steven L. Wagner.....................    35,000        2.29        24.50      06/05/07       539,350         1,366,750
Hamid R. Heidary.....................    35,000        2.29        24.50      06/05/07       539,350         1,366,750

---------------

(1) All options were granted on June 6, 1997 at an exercise price equal to the closing price of the Common Stock on The Nasdaq Stock Market's National Market ("NNM") on such date; 20% were exercisable upon issuance, 20% became exercisable on January 1, 1998 and an additional 20% will become exercisable on each of January 1, 1999, 2000 and 2001. Upon a change of control of the Company all unvested options become fully vested and exercisable.

(2) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the Securities and Exchange Commission ("SEC"), and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the Common Stock.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on stock option exercises, during 1997 by the named executive officers and the value at December 31, 1997 of unexercised in-the-money options held by each of the named executive officers.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                       NUMBER OF SECURITIES        VALUE OF
                                                                            UNDERLYING        UNEXERCISED IN-THE-
                                                                       UNEXERCISED OPTIONS     MONEY OPTIONS AT
                                            SHARES                        AT FY-END (#)           FY-END ($)*
                                         ACQUIRED ON       VALUE         EXERCISABLE (E)/      EXERCISABLE (E)/
NAME                                     EXERCISE (#)   REALIZED ($)    UNEXERCISABLE (U)      UNEXERCISABLE (U)
----                                     ------------   ------------   --------------------   -------------------
J. Barclay Knapp.......................         --             --           1,632,779(E)          29,738,893(E)
                                                                              106,667(U)             533,335(U)

George S. Blumenthal...................     40,137        805,229           1,646,622(E)          30,211,171(E)
                                                                              106,667(U)             533,335(U)

Leigh C. Wood..........................         --             --              80,889(E)             843,947(E)
                                                                              120,000(U)             405,000(U)

Steven L. Wagner.......................         --             --              68,332(E)             409,283(E)
                                                                               76,668(U)             326,343(U)

Hamid R. Heidary.......................         --             --              79,000(E)             513,625(E)
                                                                               79,333(U)             352,415(U)

---------------
* Based on the closing price on the NNM on December 31, 1997 of $27.875.

PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Company's Common Stock with The Nasdaq Stock Market (U.S.) Index (the "Nasdaq (U.S.) Index"), the Center for Research in Security Prices Index of Nasdaq Telecommunications Stocks (the "CRSP Index") and the Peer Group Index. In the Company's view, the Peer Group Index, which includes British Telecom PLC, Cable and Wireless plc, Comcast UK Cable Partners Limited, General Cable PLC and Telewest Communications plc, provides a better representation of the performance of telecommunications companies over the required period than the broader based CRSP Index.

     The graph assumes that $100 was invested at the time of the Company's initial public offering on October 14, 1993.

             Comparison of NTL Incorporated, the Peer Group Index,
                   the CRSP Index and the Nasdaq (U.S.) Index

                                                                        NASDAQ
     Measurement Period                              NASDAQ          Stock Market       THE PEER
   (Fiscal Year Covered)         NTL INC       Telecommunications    (U.S.) Index        GROUP
10/14/93                          100.00             100.00             100.00           100.00
12/31/93                          108.50              91.83             100.51           104.75
12/30/94                          127.59              76.64              98.25            87.59
12/29/95                          112.64             100.36             138.94            91.02
12/31/96                          116.09             102.59             170.91           112.99
12/31/97                          128.16             151.58             209.81           127.87

---------------

NOTE: Stock price performance shown above for the Common Stock is historical and not necessarily indicative of future price performance.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 2)

     Subject to ratification by the stockholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1998.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1998 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and have no effect on the outcome of the vote.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                           VOTE FOR SUCH RATIFICATION

                       TRANSACTIONS WITH RELATED PARTIES

     In October 1993, the Company also entered into non-competition agreements with Sidney R. Knafel, Michael S. Willner and other persons associated with Insight U.K. The non-competition agreements prohibit Messrs. Knafel and Willner and others from entering into a competitive business in the United Kingdom for a period ending in 1998 with respect to Mr. Knafel, ending in 1998 (subject to reduction) for Mr. Willner, and a shorter period of time for the others. Under the terms of such agreements, the Company is entitled to an injunction against any violation or threatened violation of the non-competition agreements. Messrs. Knafel and Willner and others have received warrants to purchase an aggregate of 898,364 shares of Common Stock which are currently exercisable in consideration of their agreements not to compete.

     Pursuant to an acquisition agreement entered into in 1993, at the 1996 Annual Meeting of Stockholders, the Company nominated Michael S. Willner for reelection to the Board of Directors for an additional three-year term.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting must be received by the Company at the address set forth on the first page of this Proxy Statement on or before December 29, 1998, to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting and does not intend to bring any other matters before the Annual Meeting. However, if any others matters should properly come before the Annual Meeting, or at any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                         By order of the Board of Directors,

                                             RICHARD J. LUBASCH
                                                 Secretary

New York, New York
April 28, 1998

           NTL INCORPORATED, 110 EAST 59TH STREET, NEW YORK, NY 10022
PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON JUNE 3,
                                      1998

    The undersigned hereby appoints George S. Blumenthal, J. Barclay Knapp and Richard J. Lubasch, and each of them, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Stockholders of NTL Incorporated ("the Company") to be held at 10:45 a.m., local time, on Wednesday, June 3, 1998, at The Waldorf Astoria Hotel, fourth floor, Park Avenue Center/North, located at 301 Park Avenue, New York, New York 10022 and at any adjournment or postponement thereof and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present. The Board of Directors recommends that you vote FOR the following proposals.

1.  Election of Directors:      Nominees: Sidney R. Knafel, Ted H. McCourtney
    and Del Mintz

[ ] VOTE FOR all nominees listed, except as marked to the            [ ] VOTE WITHHELD from all
    contrary above. (TO WITHHOLD YOUR VOTES FOR ANY                  nominees.
    INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S
    NAME IN THE LIST ABOVE.)

2. Ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

                         [ ] FOR                   [ ] AGAINST                     [ ] ABSTAIN

                     (Please date and sign on reverse side and return promptly.)

(Continued from other side)

3. In their discretion, to act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                          Signature

                                             Dated , 1998

                                             In case of joint owners, each joint
                                             owner must sign. If signing for a
                                             corporation or partnership or as
                                             agent, attorney or fiduciary,
                                             indicate the capacity in which you
                                             are signing.

 PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IN
                             THE ENCLOSED ENVELOPE.